Filed Pursuant to Rule 433

Registration Statement No. 333-159246

FINAL TERM SHEET

Dated December 8, 2010

THE HERSHEY COMPANY

$350,000,000 4.125% NOTES DUE DECEMBER 1, 2020

Name of Issuer:	The Hershey Company

Title of Securities:	4.125% Notes due December 1, 2020 (“Notes”)

Aggregate Principal Amount:	$350,000,000

Issue Price (Price to Public):	99.839% of principal amount

Maturity:	December 1, 2020

Coupon (Interest Rate):	4.125%

Benchmark Treasury:	UST 2.625% due November 2020

Spread to Benchmark Treasury:	88 basis points (0.88%)

Benchmark Treasury Price and Yield:	$94.19 + 3.265%

Yield to Maturity:	4.145%

Interest Payment Dates:	June 1 and December 1 of each year, commencing on June 1, 2011

Interest Payment Record Dates:	May 15 and November 15 of each year

Redemption Provisions:	Treasury plus 15 basis points

Change of Control Offer:	Offer to repurchase at 101% of principal amount plus accrued interest to repurchase date upon change of control resulting in a rating below investment grade

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-159246

Net Proceeds to The Hershey Company:	$347,861,500

Settlement Date:	T + 3 days; December 13, 2010

Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated; UBS Securities LLC; J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc.; Citigroup Global Markets Inc.; PNC Capital Markets LLC; SMBC Nikko Capital Markets, Ltd.; The Williams Capital Group, L.P.; CIBC World Markets Corp.; U.S. Bank Investments, Inc.

CUSIP:	427866 AR9

ISIN:	US427866AR98

Ratings:	A2 / A (Moody’s / S&P)

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-159246).

CAPITALIZATION

The following table sets forth our capitalization as of October 3, 2010 and as adjusted to reflect the issuance of the Notes and application of the net proceeds of this offering as described under “Use of Proceeds.” For further discussion of our capitalization, see our Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2010, incorporated by reference herein.

	As of October 3, 2010
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents(a)	$244,947	$509,377

Debt:
Short-term debt	14,992	14,992
Current portion of long-term debt	261,915	261,915
Long-term debt(b)	1,250,546	1,523,408

Total debt	1,527,453	1,800,315

Stockholders’ equity:
Preferred Stock, $1.00 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common Stock, $1.00 par value, 900,000,000 shares authorized; 299,193,825 shares issued	299,193	299,193
Class B Common Stock, $1.00 par value, 150,000,000 shares authorized; 60,707,919 shares issued	60,708	60,708
Additional paid-in capital	430,426	430,426
Retained earnings(c)	4,310,037	4,305,143
Treasury-Common Stock shares at cost: 132,619,562 shares	(4,033,243)	(4,033,243)
Accumulated other comprehensive loss	(240,372)	(240,372)
Noncontrolling interests in subsidiaries	36,188	36,188

Total stockholders’ equity	862,937	858,043

Total capitalization	$2,390,390	$2,658,358

(a)	Assumes fees of $500,000 for the debt issuance as well as 50% participation in cash tender offer to repurchase $150 million outstanding 6.95% Notes due 2012 at a tender price of $110.576.
(b)	Assumes 50% participation in cash tender offer to repurchase $150 million outstanding 6.95% Notes due 2012.
(c)	Assumes 50% participation in cash tender offer to repurchase $150 million outstanding 6.95% Notes due 2012 at a tender price of $110.576, net of related tax effects.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at

1-800-294-1322, UBS Securities LLC toll free at 877-827-6444 ext 561-3884 or J.P. Morgan Securities LLC collect at 212-834-4533.